Exhibit 3.18

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:10 PM 07/22/2011
FILED 02:47 PM 07/22/2011
SRV 110849650 - 3884288 FILE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DOTSTER, INC.

Dotster, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: The original Certificate of Incorporation of the Corporation, which was originally known as DSTR Holdings, Inc., was filed with the Secretary of State of Delaware on November 19, 2004.

SECOND: An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 21, 2004, and subsequently amended on December 28, 2004.

THIRD: A Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 8, 2005, and subsequently amended on December 14, 2005.

THIRD: The Third Amended and Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

FOURTH: The Third Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

[Signature on Following Page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized officer this 22nd day of July, 2011.

DOTSTER, INC.

By:	/s/ Hari Ravichandran
Name:	Hari Ravichandran
Title:	President and CEO

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DOTSTER, INC.

FIRST: The name of the corporation is:

Dotster, Inc.

SECOND: The registered office of the corporation is to be located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation shall have the authority to issue 1,000 shares of common stock, par value $0.001 per share.

FIFTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stock holders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

SIXTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The corporation shall, to the fullest extent permitted by law, as the same is now or may hereafter be in effect, indemnify each person (including the heirs, executors, administrators and other personal representatives of such person) against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving any other incorporated or unincorporated enterprise in such capacity at the request of the corporation.

EIGHTH: Unless, and except to the extent that, the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

NINTH: In further of and not in limitation of powers conferred by statute, the corporation hereby confers the power to adopt, amend or repeal bylaws of the corporation upon the directors.

TENTH: Meetings of the stockholders may be held within or without the State of Delaware, as the bylaws of the corporation may provide.

ELEVENTH: To the extent permitted by law, the books of the corporation may be kept outside the State of Delaware at such place or places as may be designated in the bylaws of the corporation or from time to time by its directors.

TWELFTH: In accordance with the provisions of Section 122(17) of the General Corporation Law of the State of Delaware, the corporation renounces any interest or expectancy of the corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director or officer of the corporation who is not an employee of the corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director or officer of the corporation.

THIRTEENTH: Except as otherwise be provided herein, the corporation reserves the right to amend or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.